Exhibit 99.1

OPTi Declares Cash Dividend

Palo Alto, CA., July 6, 2010 – OPTi Inc. (OTCBB:OPTI) (“The Company”) announced today that its Board of Directors has declared a cash dividend of $0.75 per share on each share of the Company’s common stock.

The dividend will be payable on August 12, 2010. The Company has set the record date for the dividend as July 29, 2010. The ex-dividend date will be announced as soon as it has been determined by the Financial Industry Regulatory Authority (“FINRA”). If the amount of the dividend is 25% or more than the value of the Company’s common stock on the date FINRA makes its determination, the ex-dividend date will be the first business day following the payment date. If the amount of the dividend is less than 25% of the value of the Company’s common stock on the date FINRA makes its determination, the ex-dividend date will be the second business day before the record date.

The Board made the determination to provide the dividend based upon the Company’s current cash position. The Company believes that cash remaining after distribution of the dividend will be sufficient to satisfy the Company’s working capital, liabilities and other cash requirements while the Company continues its current strategy to pursue licensing opportunities as a means of resolving potential infringement of its proprietary intellectual property. The Board believes that the distribution is in the best interests of the shareholders and is in keeping with our objective to return excess cash to our shareholders.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550